UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 19, 2008 (February 15, 2008)

Date of Report (Date of earliest event reported)

GOLDEN TELECOM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27423	04-51-0391303
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Representation Office of Golden Teleservices, Inc.

I Kozhevnichesky Proezd

Moscow, Russia 115114

(Address of principal executive offices, including zip code)

(011-7-495) 797-9300

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Change in Control of Registrant.

As previously announced, on December 21, 2007, Golden Telecom, Inc. (the “Company”), VimpelCom Finance B.V. (“Parent”) and Lillian Acquisition, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Parent is a direct wholly owned subsidiary of “Vimpel-Communications,” an Open Joint Stock Company formed under the laws of the Russian Federation (“VimpelCom”). The Company’s board of directors (the “Board”) unanimously approved the Merger Agreement upon the recommendation of a special committee of the Board comprised entirely of disinterested outside directors (the “Special Committee”).

Subject to the terms and conditions of the Merger Agreement, Merger Sub commenced a tender offer to purchase, at a price of $105.00 per share in cash without interest (and less any amounts required to be deducted and withheld under any applicable law), any and all outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) on the terms and subject to the conditions specified in the offer to purchase dated January 18, 2008, as amended (the “Offer to Purchase”) and related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). The initial offering period expired at 12:00 midnight, New York City time, on Friday, February 15, 2008, at which time, based on information from Citibank, N.A., the depositary for the Offer, the Company’s stockholders had tendered and not withdrawn 36,533,255 shares of Common Stock (including approximately 1,239,567 shares of Common Stock tendered pursuant to the guaranteed delivery procedures), which represent approximately 90.5% of the issued and outstanding shares of Common Stock. Merger Sub has accepted for payment all validly tendered shares of Common Stock.

On February 18, 2008, VimpelCom issued a press release announcing the results of the Offer and that Merger Sub has accepted for payment all shares of Common Stock that were validly tendered and not withdrawn through the expiration of the initial offering period, and had elected to provide a subsequent offering period for all remaining untendered shares of Common Stock, which will expire at 5:00 p.m., New York City time, on Tuesday, February 26, 2008. During the subsequent offering period, holders of shares of Common Stock who did not previously tender their shares of Common Stock into the Offer may do so and, upon properly tendering such shares, will receive the same price of $105.00 per share to be paid pursuant to the Offer in cash, without interest (and less any amounts required to be deducted and withheld under any applicable law).

Following the subsequent offering period, Parent and Merger Sub intend to effect a merger (the “Merger”) of Merger Sub into the Company. In connection with the Merger, all remaining Company stockholders who did not tender their shares in the tender offer (other than those, if any, properly perfecting dissenters’ rights) will receive the same $105.00 per share in cash paid in the tender offer.

Pursuant to the terms of the Merger Agreement, effective upon the acceptance for payment of any shares of Common Stock pursuant to the Offer and the deposit of funds sufficient to fund such payment with the depositary for the Offer, Parent is entitled to designate all but one of the members of the Board. Parent’s designees include Messrs. Peter Covell, Alexander Gersh, Alexander V. Izosimov and Dmitry A. Pleskonos and Ms. Elena A. Shmatova, as well as four of the Company’s current directors, Messrs. Kjell Morton Johnsen, Oleg Malis, Jean-Pierre Vandromme and Patrick Gallagher. Mr. David Herman will continue as a director of the Company pursuant to the terms of the Merger Agreement, and will not be required to resign or be removed from the Board until the effective time of the Merger. In accordance with the Merger Agreement, each non-continuing director of the Company, namely Messrs. Petr Aven, Vladimir Bulgak, Thor A. Halvorsen, Alexey Reznikovich and David Smyth, will cease to be a director of the Company when funds sufficient to pay for the shares of the Common Stock tendered during the initial offering period are deposited with Citibank, N.A., the depositary for the Offer.

The aggregate consideration paid or to be paid by Parent and Merger Sub in the Offer and the Merger is approximately $4.35 billion. According to the Offer to Purchase, Parent expects such amounts to come from $200 million on deposit in an escrow account and a security account funded at the time the Merger Agreement was executed, and a $4.15 billion intercompany loan to Merger Sub from VimpelCom. According to the Offer to Purchase, VimpelCom expects the intercompany loan from VimpelCom to Merger Sub to be funded from cash on hand and from a new $3.5 billion credit facility with a consortium of banks.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 of the Current Report on Form 8-K filed by the Company with the SEC on December 21, 2007.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1	Press Release issued by VimpelCom announcing the completion of the initial offering period and the immediate commencement of a subsequent offering period, dated February 18, 2008 (incorporated by reference to Exhibit (a)(5)(D) to the Schedule TO filed by Parent, Merger Sub and VimpelCom with the Securities and Exchange Commission (the “SEC”) on January 18, 2008 amended by Amendments No. 1, 2, 3 and 4 thereto filed with the SEC on January 28, 2008, February 6, 2008, February 8, 2008 and February 19, 2008, respectively (the “Schedule TO”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2008	GOLDEN TELECOM, INC.

	By:	/s/ Ilya Smirnov
	Name:	Ilya Smirnov
	Title:	General Counsel

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release issued by VimpelCom announcing the completion of the initial offering period and the immediate commencement of a subsequent offering period, dated February 18, 2008 (incorporated by reference to Exhibit (a)(5)(D) to the Schedule TO).